One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
	(504) 582-4195	(504) 582-4203	(504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Prices
Offerings of 41 Million Shares of Common Stock and
25 Million Shares of Mandatory Convertible Preferred Stock

NEW ORLEANS, LA and PHOENIX, AZ, March 23, 2007 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced that it has priced its public offering of 41 million shares of common stock at $61.25 per share. The underwriters have an option to purchase up to an additional 6.15 million common shares to cover overallotments, if any.

FCX also announced today that it has concurrently priced its public offering of 25 million shares of 6¾% mandatory convertible preferred stock at $100.00 per share. The preferred stock will pay, when declared by the Board of Directors, dividends at a rate of 6.75 percent per annum, payable quarterly. The first dividend date will be August 1, 2007.

The 6¾% mandatory convertible preferred stock will automatically convert on May 1, 2010, into between approximately 34 million and 41 million shares of FCX common stock. The conversion rate will be subject to anti-dilution adjustments in certain circumstances. Holders may elect to convert at any time at a conversion rate equal to 1.3605 shares of common stock for each share of 6¾% mandatory convertible preferred stock. The underwriters have an option to purchase up to an additional 3.75 million mandatory convertible preferred shares to cover overallotments, if any. Our 6¾% mandatory convertible preferred stock has been approved for listing on the New York Stock Exchange, subject to issuance. The ticker symbol for this security will be FCXprM.

These offerings will generate gross proceeds of approximately $5 billion before underwriting discounts, expenses and the exercise of overallotment options, if any. The closing date for these transactions will be March 28, 2007. FCX intends to use the net proceeds from these offerings to repay indebtedness incurred in connection with the acquisition of Phelps Dodge Corporation.

The joint book-running managers for these offerings are Merrill Lynch & Co. and JPMorgan. The offerings will be made under FCX’s existing shelf registration statement filed with the Securities and Exchange Commission.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the shares will be made exclusively by means of a prospectus and prospectus supplement.

Copies of the preliminary prospectus supplements and accompanying prospectus relating to these offerings may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York, 10080 or JPMorgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, C S Level, Brooklyn, New York 11245.

FCX is an international mining industry leader based in North America with large, long-lived, geographically diverse assets and significant proven and probable reserves of copper, gold and molybdenum. FCX has one of the most dynamic portfolios of operating, expansion and growth projects in the copper mining industry. The Grasberg mine, the world’s largest copper and gold mine in terms of reserves, is the company’s key asset. FCX also operates significant mining operations in North and South America and is developing the world-class Tenke Fungurume project in the Democratic Republic of Congo.

# # #

                                                                                1